Exhibit 99.1

Bruker and Agilent Technologies Announce Agreement for Bruker to Acquire Certain Varian Inc. Product Lines

BILLERICA, Massachusetts and SANTA CLARA, California — March 9, 2010 — Bruker Corporation (NASDAQ: BRKR) and Agilent Technologies, Inc. (NYSE:A) announced today that Bruker and Agilent have entered into a definitive asset purchase agreement.  Pursuant to this agreement, Bruker will acquire certain product lines of Varian Inc., which Agilent has committed to divest in connection with obtaining regulatory approval for Agilent’s previously announced acquisition of Varian.

The product lines to be acquired by Bruker include:

•                  Varian’s global inductively coupled plasma mass spectrometry (ICP-MS) instruments business located in Melbourne, Australia;

•                  Varian’s global laboratory gas chromatography (Lab GC) instruments business located in Middelburg, the Netherlands; and

•                  Varian’s global gas chromatography triple-quadrupole mass spectrometry (GC-QQQ) instruments business located in Walnut Creek, California.

The transaction is subject to customary closing conditions and regulatory approvals, and is expected to close shortly after Agilent completes its acquisition of Varian (which Agilent anticipates to occur by April 30, 2010, following the completion of regulatory reviews and clearances). There is no financing condition to closing the transaction.  Transaction pricing was not disclosed; the transaction is not material to Agilent.

In connection with the transaction, Agilent and Bruker also intend to enter into a transitional services agreement and a supply agreement to facilitate the uninterrupted delivery of high-quality products and services to new and existing customers of these three businesses.  After the closing of the acquisition, Bruker intends to continue to operate these businesses from facilities located in Victoria, Australia, in The Netherlands and in Northern California, and to retain key management, research and development, operations, sales and marketing, as well as applications and service personnel in each of the businesses. The acquired product lines are expected to benefit from integration with Bruker’s existing country sales offices, applications laboratories and service centers worldwide.

Bill Sullivan, Agilent President and CEO, stated: “The agreement to sell these businesses to Bruker is an important milestone toward completing our acquisition of Varian. While we would have liked to have been able to keep all of these businesses, we are pleased that they will be operated under the strength of Bruker’s leadership.”

Frank Laukien, Bruker President and CEO, commented on the transaction: “These three businesses offer an opportunity to leverage our existing strengths in the analytical instruments market.  The three new product lines will form the core offerings in a newly established Bruker Chemical Analysis Division with an experienced and dedicated management team.  We welcome the very capable Varian teams that have led the growth of these businesses in Melbourne, the Netherlands, California, and in the international field organizations to Bruker.  Most importantly, we are very much looking forward to welcoming the customers of the present Varian Lab GC, GC-QQQ and ICP-MS products to Bruker, and we are committed to providing the highest level of applications and service support, as well as accelerated applications and product development to this customer base.”

About Bruker Corporation

Bruker Corporation is a leading provider of high-performance scientific instruments and solutions for molecular and materials research, as well as for industrial and applied analysis. For more information about Bruker Corporation, please visit www.bruker.com.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is the world’s premier measurement company and a technology leader in communications, electronics, life sciences and chemical analysis. The company’s 16,000 employees serve customers in more than 110 countries. Agilent had net revenues of $4.5 billion in fiscal 2009. Information about Agilent is available on the Web at www.agilent.com.

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, which include, but are not limited to, our expectations for the timing of the closing of the Agilent-Bruker transaction and Agilent’s expectations for the timing of the closing of the Agilent-Varian transaction, are based on current expectations, but are subject to risks and uncertainties, that could cause actual future results to differ materially from those projected.  These include, but are not limited to, the receipt of final regulatory approvals, satisfaction of other closing conditions, and such other risks as identified, with respect to Bruker, in Bruker’s annual report on Form 10-K for the year ended December 31, 2008 and its most recent quarterly reports on Form 10-Q and current reports on Form 8-K and, with respect to Agilent, in Agilent’s Annual Report on Form 10-K for the fiscal year ended October 31, 2009. Neither Bruker nor Agilent assumes any obligation to update these forward-looking statements other than as required by law.

FOR FURTHER INFORMATION:

Stacey Desrochers, Bruker Director of Investor Relations

+1 (978) 663-3660, ext. 1115

stacey.desrochers@bruker.com

Amy Flores, Agilent Technologies Media Relations

+1 (408) 345-8194

amy_flores@agilent.com